Exhibit 99.1

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Cindy Foor (972) 855-3717	Susan Kappes (972) 855-3729

Atmos Energy Names Kim R. Cocklin as New

Senior Vice President, Utility Operations

Industry veteran brings extensive experience in both operations and regulatory matters

DALLAS (April 13, 2006)—Atmos Energy Corporation (NYSE: ATO) today announced it has selected Kim R. Cocklin as senior vice president, utility operations, overseeing all operations for the company’s 12-state natural gas distribution service territory. Cocklin begins his new role this summer. The current head of operations, R. Earl Fischer, will be retiring from this post October 1, 2006, and the coming months will enable a smooth transition of leadership.

“Atmos Energy has been extremely fortunate to have had a true professional like Earl Fischer spend his entire career with us in a variety of capacities,” said Robert W. Best, chairman, president and chief executive officer. “His leadership and wise counsel have been critical to the success of Atmos Energy over his long and accomplished career,” added Best. “Earl is not only an outstanding leader and officer, but more importantly, he is a great person and friend.”

Cocklin joins Atmos Energy from Piedmont Natural Gas Company, where he was senior vice president, general counsel, and chief compliance officer. In this role, he was responsible for numerous areas, including all legal, governmental and community affairs, corporate communications and Sarbanes-Oxley compliance. Prior to joining Piedmont, Cocklin was senior vice president of Williams Gas Pipeline, in charge of the operations of Texas Gas and Central Pipelines, where he later oversaw planning, rates and regulatory and business development for all of the Williams pipelines.

“I’m thrilled that Kim will be joining the Atmos Energy family,” said Best. “I’ve known Kim for many years, and I had the opportunity to work with him firsthand at Texas Gas. Kim believes in the Atmos culture and values, and he will be a great leader for our company.”

Cocklin holds a bachelor of science degree, as well as a master’s degree, from Wichita State University. He earned his J.D. degree from Washburn University School of Law.

Page Two – Kim Cocklin as New Senior Vice President

“One of the things that drew us to Kim is his widespread experience in the natural gas industry, along with his extensive operations, legal and rate and regulatory experience,” said Best. “Kim has worked in both the interstate pipeline and distribution venues at both the state and federal level. It really is a perfect fit for us.”

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipelines in Texas. For more information, visit www.atmosenergy.com.

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